Exhibit 10.10

July 7, 2016

Dr. Dario Paggiarino

Dear Dario:

Our management team and board have enjoyed very much our interactions over the last several months and, as a result, I am pleased to offer you the position of Chief Medical Officer at pSivida US, Inc., based in Watertown, MA.

If you accept our offer, your starting date, to be mutually agreed, will be no later than July 31, 2016 or earlier if you so desire. Your initial salary will be at the rate of $385,000 per year, payable in accordance with the regular payroll practices of the Company. As the position is based in Watertown, MA, you will be expected ultimately to relocate to the Boston area. Until such time, in order to ensure your rapid and proper integration into our operations, you will be required to be physically present in the Watertown office each week. Also, you will be eligible to enter into an employment agreement which includes a payment equal to 100% of your annual base salary in the event, after the 3 month anniversary of your date of employment, the Company terminates your employment without cause or you terminate your employment for good cause (in each case as defined in the employment agreement provided to you by the Company).

Subject to approval of the Board of Directors, the Company will grant you an option to acquire 230,000 shares of the Company’s Common Stock.

During your employment, you will be eligible to participate in all benefit plans made generally available by the Company from time to time to employees, subject to plan terms and generally applicable Company policies.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities and to abide by all Company policies and procedures (including execution of the Company’s standard Employee Confidentiality, Proprietary Rights and Noncompetition Agreement), as in effect from time to time. It is, of course, understood that all employees may be subject to promotion, transfer, or reassignment from time to time, as the Company determines appropriate.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. The Company must have appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Drivers’ License, U.S. Passport).

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

This offer will expire at 5:00 p.m. on July 14, 2016. Please indicate your acceptance of this offer by signing and returning to the Company the original offer letter and the Company’s standard Employee Confidentiality, Proprietary Rights and Noncompetition Agreement.

Dario, I am looking forward to your joining the pSivida team!

Sincerely,

pSivida US, Inc.

By:	/s/ Paul Ashton
Name:	Paul Ashton
Title:	President & CEO

Accepted and agreed:

By:	/s/ Dario Paggiarino
Name:	Dario Paggiarino, MD
Date:	July 13, 2016